December 14, 2010

Filed Pursuant to Rule 433

Registration Statement No. 333-155702

Dear SCANA Investor Plus Plan Participant:

Regulations recently issued by the United States Department of the Treasury implemented new tax basis rules applicable to shares acquired in connection with dividend reinvestment plans.  Those regulations define a “dividend reinvestment plan” as a written plan, arrangement, or program under which at least 10% of every dividend on any share of stock is reinvested in stock identical to the stock on which the dividend is paid.  Prior to the issuance of those regulations, the SCANA Investor Plus Plan (the “Plan”) did not require a minimum reinvestment percentage. Therefore, to be in compliance with the new regulations, SCANA has amended the Plan to require a minimum of 10% reinvestment of dividends on each share enrolled in the Plan.

Currently, you are paid all your dividends in cash or you are reinvesting less than the 10% minimum with respect to shares held in your Plan account.  To bring your account into compliance with the new rules, you will need to elect one of the options below for payment of your future dividends.  If you do not make an election by December 31, 2010, your account will default to 10% reinvestment of your dividends. You may fax your election to 803-217-7389 or mail it to SCANA Shareholder Services in the enclosed envelope.

Please contact SCANA Shareholder Services at 1-800-763-5891 if you have any questions.

OPTIONS:

☐                                    Move all whole shares to Direct Registration System (“DRS”) and reinvest at 100% on the remaining fractional shares.  DRS is book-entry ownership of shares outside of an approved plan (such as the Plan).

☐                                    Move all whole shares to DRS and sell the fractional shares (the sale will take place on the first Wednesday after receipt of your election, and a 1099-B will be generated for the tax year in which the sale takes place).

☐                                    Do not move any shares and reinvest               % of my dividends (a minimum of 10%).

SCANA has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer will arrange to send you the prospectus if you request it by calling SCANA Shareholder Services at 1-800-763-5891.

ALL REGISTERED OWNERS MUST SIGN

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